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                                                                  EXHIBIT 23.7

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 10, 1999 (except for the fourth paragraph of Note 5 and sixth paragraph of Note 13, as to which the date is May 22, 2000), with respect to the financial statements of Communications Telesystems International d.b.a. WORLDxCHANGE Communications included in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-44864) and related Prospectus of World Access, Inc. for the registration of shares of its common stock expected to be filed on or about November 14, 2000.

                                        /s/ ERNST & YOUNG LLP

San Diego, California
November 13, 2000